UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 19, 2018

Benefit Street Partners Realty Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or other jurisdiction of incorporation)	000-55188 (Commission File Number)	46-1406086 (I.R.S. Employer Identification No.)

9 West 57th Street, Suite 4920

New York, New York 10019

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (212) 588-6770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.

On January 19, 2018, Benefit Street Partners Realty Trust, Inc. (the “Company”) entered into an Amended and Restated Advisory Agreement (the “Amended Agreement”), by and among the Company, Benefit Street Partners Realty Operating Partnership, L.P. (the “Operating Partnership”) and Benefit Street Partners, L.L.C. (the “Advisor”). The Amended Agreement amends and restates the Advisory Agreement, dated as of September 29, 2016, by and among the Company, the Operating Partnership and the Advisor.

The Nominating and Corporate Governance Committee (the “Committee”) of the Company’s board of directors (the “Board”), which consists solely of the Company’s independent directors, negotiated, approved and recommended that the Board approve, the Amended Agreement. The Committee engaged Vinson & Elkins LLP as independent legal counsel to assist the Committee in negotiating the Amended Agreement.

The Advisor will continue to provide the daily management for the Company and the Operating Partnership, including an investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board. The Advisor shall continue to be entitled to an asset management fee equal to one and one-half percent (1.5%) of Equity (as defined in the Amended Agreement). The Advisor shall continue to be entitled to an annual subordinated performance fee equal to fifteen percent (15%) of the Total Return (as defined in the Amended Agreement) over a six percent (6%) per annum hurdle, subject to certain limitations. The Advisor shall not be entitled to acquisition or disposition fees. The Company or the Operating Partnership shall continue to pay directly or reimburse the Advisor for all the expenses paid or actually incurred by the Advisor in connection with the services it provides to the Company and the Operating Partnership pursuant to the Amended Agreement, subject to certain limitations.

The initial term of the Amended Agreement is three-years and shall be automatically renewed for additional one-year periods, unless either party elects not to renew. The Company may terminate the Amended Agreement for a Cause Event (as defined in the Amended Agreement) without payment of a termination fee. Following the expiration of a term, and upon 180 days’ prior written notice, the Company may, without cause, elect not to renew the Amended Agreement upon the determination by two-thirds of the Company’s independent directors that (i) there has been unsatisfactory performance by the Advisor or (ii) that the asset management fee and annual subordinated performance fee payable to the Advisor are not fair, subject to certain conditions. In such case, the Company shall be obligated to pay a termination fee.

The Advisor and its affiliates shall acquire equity securities of the Company equal to a purchase price of not less than $10 million, subject to certain conditions. During the term of the Amended Agreement, the Advisor shall not, directly or indirectly, manage or advise another REIT that is engaged in the business of the Company in any geographical region in which the Company has a significant investment, or provide any services related to fixed-rate conduit lending to any other person, subject to certain conditions.

The foregoing description of the Amended Agreement is a summary and is qualified in its entirety by the terms of the Amended Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits.

    EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Advisory Agreement, dated as of January 19, 2018, by and among Benefit Street Partners Realty Trust, Benefit Street Partners Realty Operating Partnership, L.P. and Benefit Street Partners, L.L.C.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENEFIT STREET PARTNERS REALTY TRUST, INC.

By:	/s/ Jerome S. Baglien
Name:	Jerome S. Baglien
Title:	Chief Financial Officer and Treasurer

Date: January 23, 2018